November 8, 2021

 RE: LETTER AGREEMENT ON CONSULTING SERVICES AND OBLIGATIONS

Leatt Corporation (the "Company") is entering into a certain consulting agreement with      Innovation Services Limited ("Innovation"), dated of even date herewith (the "Consulting Agreement"), pursuant to which the Company is agreeing to appoint Innovation to provide certain research and development consulting services to the Company (the "Services"), subject to Dr. Christopher Leatt being responsible for the oversight and delivery of the Services by the Innovation, as an employee or consultant of the Innovation.  The Company hereby seeks to separately confirm Dr. Leatt's understanding of, and agreement with, his specific performance of, and ultimate responsibility for, the Services, and to confirm Dr. Leatt's understanding of certain other duties and obligations to the Company in connection with his continued role as a Company fiduciary under applicable corporate and securities laws.

In consideration of the mutual covenants contained in this letter agreement ("Agreement") and in the Consulting Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Dr. Leatt and the Company agree as follows:

1. OBLIGATIONS

Dr. Leatt hereby understands and agrees to fulfill the following obligations during the term of the Consulting Agreement:

1.1. Dr. Leatt hereby agrees that he shall not perform services similar to the Services provided hereunder for any current or future, direct or indirect competitor of the Company or any similar company.

1.2. Dr. Leatt understands that it is in the best interest of the Company and its stockholders to retain its current and future employees and hereby agrees that he shall not solicit any such current or future employees for employment with the Consultant or any other entity with which he is currently or may become affiliated.

1.3. Dr. Leatt understands and agrees that any and all Intellectual Property generated in connection with the Services provided under the Consulting Agreement shall be the sole property of the Company, and that failure to immediately transfer and/or assign the ownership of any such generated Intellectual Property to the Company would cause harm to the Company and would be in contravention of his obligations to the Company referenced herein.

1.4. Dr. Leatt understands and agrees that as a principal, director and majority stockholder of the Company, he remains subject to applicable laws regarding the duty of fiduciaries in the State of Nevada, the Company's legal domicile, and subject to rules and regulations regarding the executive officers and directors of an issuer registered with the United States Securities and Exchange Commission, such as the Company, including the duty of loyalty with respect to the Company's corporate opportunities.

1.4.1. Dr. Leatt hereby agrees that he will not contact or solicit any current or future stockholder of the Company, or any current, future or prospective investor in the Company in connection with any matter that is not directly related to the ongoing or future business operations of the Company and/or to his provision of the Services provided to the Company. Notwithstanding the foregoing, Dr. Leatt may seek the advance written consent of the Company (which the Company may provide at its sole discretion) to communicate with certain investors in connection

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1.4.2. with any business opportunity which, after due consideration, the Company has elected to not pursue.

1.4.3. Dr. Leatt further agrees that, if in the course of his planned exploration of other business activities he becomes aware of any business opportunity that could benefit the Company (a "Corporate Opportunity"), he will immediately notify the Company of such Corporate Opportunity so that the management of the Company can make a determination regarding whether pursuit of such Corporate Opportunity would be in the best interest of the Company and its stockholders.  Dr. Leatt may only take any such Corporate Opportunity for himself or offer it to third parties where he has obtained a written waiver from the Company, at the Company's sole discretion, based on its determination that the contemplated opportunity is unrelated to the commercial goals and objectives of the Company. For the avoidance of doubt, the obligation to present a Corporate Opportunity to the Company shall apply regardless of whether Dr. Leatt believes that any such business opportunity relates to the then current business activities of the Company.

2. INDEMNIFICATION

Dr. Leatt agrees to indemnify and hold harmless the Company and each of its officers and directors, against loss or damage to the Company or any third party, arising out of Dr. Leatt's breach of any of his obligations hereunder. Specifically, Dr. Leatt shall indemnify the Company against Expenses, judgments, fines, penalties or amounts paid in settlement, actually and reasonably incurred by the Company in connection with any Proceeding if the Company acted in good faith and in a manner the Company reasonably believed to be in the best interests of the Company and its Stockholders. For the avoidance of doubt, any breach of this Agreement by Dr. Leatt shall not be deemed to be a breach of the Company by virtue of his position as a director of the Company. References to "Expenses" shall mean all direct and indirect costs of any type or nature whatsoever (including, without limitation, any fees and disbursements of the Company's counsel, accountants and other experts and other out-of-pocket costs) actually and reasonably incurred by the Company in connection with the investigation, preparation, defense or appeal of a Proceeding; provided, however, that Expenses shall not include judgments, fines, penalties or amounts paid in settlement of a Proceeding. References to a "Proceeding" shall mean any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including any action or investigation brought by relevant tax authorities, or an action brought by or in the right of the Company) in which the Company may be or may have been involved as a party or otherwise, by reason of Dr. Leatt's breach of the terms and provisions of this Agreement.

3. GOVERNING LAW

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, without giving effect to choice of law principles or conflict of laws provisions thereof, except to the extent that Federal laws apply.

4. GENERAL

4.1. This Agreement, together with the separate written agreements referenced herein, constitutes the entire agreement between the Company and Dr. Leatt in respect of the subject matter thereof, and no representation by either party, whether made prior or subsequent to the signing of this Agreement, shall be binding on each party and its successors-in-title, unless in writing and signed by both parties hereto.

4.2. No variation, alteration or cancellation of this Agreement or any of the terms thereof, shall be of any force or effect, unless in writing and signed by the Parties hereto.  No waiver or abandonment by either party of any of its rights in terms of this Agreement shall be binding on that party, unless such waiver or abandonment is in writing and signed by the waiving party.

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4.3. Except with respect to the Company's disclosure obligations as a U.S. public reporting company, and its disclosures to its advisors and other agents, the Parties agree to keep the terms of their relationship and the terms and conditions contained in this Agreement confidential and not to disclose any such matters to any other person without the prior written consent of the other of them.

4.4. In the event that any of the provisions of this Agreement are found to be invalid, unlawful, or unenforceable such terms shall be severable from the remaining terms, which shall continue to be valid and enforceable.

4.5. This Agreement may be executed by facsimile and in multiple counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

[Remainder of Page Left Blank Intentionally]

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If this letter correctly states your understanding of our agreement, please indicate your consent and approval by executing in the blank provided for your signature below.

Very truly yours,

LEATT CORPORATION

By:	/s/ Sean Macdonald
Name: Sean Macdonald
Title: Chief Executive Officer

Agreed to and accepted this 8th day of November, 2021:

DR. CHRISTOPHER LEATT

/s/ Christopher Leatt